EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements listed below of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc., Citrix Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Citrix Systems, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

•	Registration Statement No. 333-61520 on Form S-8, dated May 23, 2001

•	Registration Statement No. 333-121420 on Form S-8, dated December 17, 2004

•	Registration Statement No. 333-125297 on Form S-8, dated May 27, 2005

•	Registration Statement No. 333-127991 on Form S-8, dated August 31, 2005

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida

March 9, 2006